EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

As of October 31, 2016, we have two wholly-owned subsidiaries:

Sunlogic Energy Corporation. This entity is incorporated in Panama City, Republic of Panama.

VOIP 1, Inc. This entity is incorporated under the laws of the State of Nevada.